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                                                                    EXHIBIT 11.1
                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                                   THREE MONTHS   THREE MONTHS     SIX MONTHS     SIX MONTHS
                                                      ENDED           ENDED          ENDED          ENDED
                                                  JUNE 30, 1996   JUNE 30, 1995  JUNE 30, 1996  JUNE 30, 1995
                                                  -------------   -------------  -------------  -------------
Net income available to common shares . . . . . .      $   426        $   821        $ 1,517        $ 1,428
                                                         =====         ======         ======         ======

Weighted average common shares outstanding  . . .        5,066          3,341          5,066          3,341

Dilutive effect of common stock equivalents
      - stock options . . . . . . . . . . . . . .           21             --             16             --
                                                         -----         ------         ------         ------

Total shares used for earnings per share  . . . .        5,087          3,341          5,082          3,341
                                                         =====         ======         ======         ======

Earnings per share  . . . . . . . . . . . . . . .      $  0.08        $  0.25        $  0.30        $  0.43
                                                         =====         ======         ======         ======





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